Exhibit 99.1

Tallgrass Energy Announces Increased Quarterly Distributions

LEAWOOD, Kansas--(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced their quarterly distributions for the second quarter of 2016. The distributions will be paid on Friday, August 12, 2016, to unitholders and shareholders of record as of the close of business on Friday, July 29, 2016.

TEP
The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.755 per common unit for the second quarter of 2016, or $3.02 on an annualized basis. This represents a sequential increase of 7.1 percent from the first quarter 2016 distribution of $0.705 per common unit and an increase of 30.2 percent from the second quarter 2015 distribution of $0.58 per common unit. It is TEP’s twelfth consecutive increase since its IPO in May 2013.

The increase is consistent with TEP’s plan to recommend to the Board of Directors of its general partner increases in its second and third quarter 2016 distributions that will aggregate to approximately $0.09 over the first quarter 2016 distribution of $0.705. TEP acquired a 25 percent membership interest in Rockies Express Pipeline in May 2016.

TEGP
The board of directors of TEGP's general partner declared a quarterly cash distribution of $0.245 per Class A share for the second quarter of 2016, or $0.98 annualized basis. This represents a sequential increase of 16.7 percent from the first quarter 2016 distribution of $0.21 per Class A share and an increase of 84.2 percent from the pro forma full-quarter (non-prorated) second quarter 2015 distribution per Class A share. It is TEGP’s fourth consecutive increase since its IPO in May 2015.

About Tallgrass Energy Partners, LP
Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides crude oil transportation to customers in Wyoming, Colorado, and the surrounding regions through Pony Express, which owns the Pony Express System, a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma that includes a lateral in northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado. It provides natural gas transportation and storage services for customers in the Rocky Mountain, Midwest and Appalachian regions of the United States through the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio, the Tallgrass Interstate Gas Transmission system, a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming, and the Trailblazer Pipeline system, a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. TEP provides services for customers in Wyoming at the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility, and NGL transportation services in Northeast Colorado. TEP also performs water business services in Colorado and Texas through BNN Water Solutions, LLC. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

About Tallgrass Energy GP, LP
Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com